UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 19, 2007
Avanir Pharmaceuticals
(Exact name of registrant as specified in its charter)

California	001-15803	33-0314804

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Enterprise, Suite 300, Aliso Viejo, California		92656

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 389-6700
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry Into a Material Definitive Agreement
     On July 19, 2007, Avanir Pharmaceuticals (the “Company”) and RREEF America REIT II Corp. FFF (the “Lessor”) entered into a Third Amendment to Lease (the “Lease Amendment”), amending the terms of the lease dated as of April 28, 2006 by and between the Lessor and the Company, as previously amended, with respect to the Company’s headquarters and commercial and administrative offices located in Aliso Viejo, California.
     Effective as of August 1, 2007 (the “Reduction Effective Date”), the Lease Amendment decreases the space that the Company leases from 17,609 rentable square feet to 11,319 rentable square feet, which comprises the space that the Company currently occupies, and reflects the Company’s decision not to expand into the additional space of 6,290 rentable square feet (the “Additional Premises”) during the second quarter of 2007 as originally planned. As consideration for the Lease Amendment, the Company is obligated to pay to the Lessor upon the Reduction Effective Date an aggregate amount of $73,537.84 plus an additional amount of up to $42,185 (the “Additional Amount”), which Additional Amount represents the loss to the Lessor during tenant improvements of the sum of five months of monthly rent installments payable by the replacement tenant for a portion of the Additional Premises known as Suite 330. The Additional Amount will be invoiced after the commencement date of the new lease entered into by and between the Lessor and the replacement tenant of Suite 330. The Company will be invoiced at the end of the lease year for operating expenses and other triple net charges related to the Additional Premises for the period the Company leased the Additional Premises.
     Effective as of the Reduction Effective Rate, the schedule of monthly rent installments will be as follows:

			Monthly
	Rentable Square	Annual Rate Per	Installment
Period	Footage	Square Foot	of Rent
7/01/07 — 7/9/07	11,319	$31.80	$29,995.35
7/10/07 — 7/9/08	11,319	$32.75	$30,891.44
7/10/08 — 7/9/09	11,319	$33.73	$31,815.82
7/10/09 — 7/9/10	11,319	$34.74	$32,768.51
7/10/10 — 7/9/11	11,319	$35.78	$33,749.49
* * *

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 25, 2007	Avanir Pharmaceuticals
	By:	/s/ Martin Sturgeon
Martin Sturgeon
Vice President Interim Chief Financial Officer